Exhibit h.10

January __, 2021

Charles Schwab & Co., Inc.

211 Main Street

San Francisco, CA 94105

RE:	PIMCO Dynamic Income Opportunities Fund

Dear Charles Schwab & Co., Inc.:

With respect to the support to be provided by Charles Schwab & Co., Inc. (“Schwab”) to trustees of PIMCO Dynamic Income Opportunities Fund (the “Fund”) and officers and employees (which includes, for purposes of this agreement, immediate family members of employees for whom the employee must preclear trades pursuant to PIMCO’s internal policies) of the Fund and/or Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO”), who have, at the time of indication of interest in participation of the Offering (as defined below), a Schwab account with assets at least equal to the value of Common Shares (as defined below) to be allocated to such individual pursuant to this agreement (“PIMCO Eligible Participants”)1 regarding the initial public offering (the “Offering”) of the Fund, the undersigned hereby agrees to the terms and conditions set forth below.

1.

The Fund hereby directs Schwab to allocate                                          shares of the Fund’s common shares of beneficial interest, par value $0.00001 per share (“Common Shares”), received in connection with the Fund’s initial public offering, to the accounts of the PIMCO Eligible Participants identified on Exhibit A hereto (“Directed Share Invitees”) in the corresponding amounts specified on Exhibit A hereto.

2.

The Fund hereby confirms that Schwab has not had, and will not at any time in the future have, involvement in or influence on, directly or indirectly, the Fund’s allocation decisions with respect to such Common Shares.

3.

The Fund and Schwab acknowledge that none of the underwriters set forth in the Fund’s underwriting agreement (the “Underwriting Agreement”) (and/or their affiliates/broker dealers) requested the Common Shares to be allocated to the aforementioned persons/entities.

4.

PIMCO will direct PIMCO Eligible Participants interested in participating in the Offering to utilize the phone number provided to PIMCO by Schwab to ensure Schwab can accurately track the PIMCO Eligible Participants.

5.

Schwab will provide phone support to the PIMCO Eligible Participants from the date of this agreement to the confirmation deadline described below. To the extent that PIMCO Eligible Participant indications are not confirmed, either orally or in writing, for purchase by the end of the confirmation deadline, which shall be Midnight ET on the night of pricing or such other time as shall be mutually agreed by the parties, such PIMCO Eligible Participant will not be allocated Common Shares. If a PIMCO Eligible Participant who has confirmed to Schwab that they will purchase Common Shares in the Offering does not make payment by the settlement date, Schwab will apprise PIMCO of the number of Common Shares allocated for Directed Share Invitees for which payment has not yet been received. PIMCO must then instruct Schwab as to whether an extension should be granted. Schwab, at PIMCO’s instruction, will liquidate all Common Shares allocated for Directed Share Invitees for which payment has not been received.

6.	The parties agree that the minimum purchase quantity shall be 100 Common Shares.

7.

Schwab will not receive any compensation directly from PIMCO, or from the compensation paid by PIMCO to the Fund’s underwriters pursuant to the Underwriting Agreement, on Common Shares distributed to Directed Share Invitees pursuant to this agreement.

8.

In connection with the offer and sale of Common Shares to Directed Share Invitees, PIMCO agrees to indemnify, defend and hold harmless Schwab from and against any and all losses, liabilities, claims, damages and expenses

[1] PIMCO shall bear sole responsibility for determining whether an individual is a PIMCO Eligible Participant (other than confirming such individual meets Schwab’s account requirements and has the required account balance) and include only such individuals in Exhibit A

.

(including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or in connection with Schwab’s administration of the Directed Share Invitee purchases pursuant to this letter agreement except to the extent that any such Losses are the result of the gross negligence, bad faith or willful misconduct of Schwab.

9.	Schwab will be subject to the applicable rules, regulations and interpretations of the Financial Industry Regulatory Authority, Inc., and all other applicable laws, rules and regulations.

10.	This letter agreement shall not be assignable by any party hereto and shall be governed in all respects by the laws of the State of New York.

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If you are in agreement with the foregoing, please sign where indicated below.

Very truly yours,	Acknowledged and Agreed by:

Pacific Investment Management Company LLC	Charles Schwab & Co., Inc.

By: /s/ Alec Kersman	By: /s/ Seamus Walsh
Name: Alec Kersman	Name: Seamus Walsh
Title: Managing Director	Title: Vice President

Date: January [ ], 2021	Date: January [6], 2021

Exhibit A

Issuer Directed Investor

Accounts:	Number of Common Shares

Name of investor	[ ]
Name of investor	[ ]

Total	[ ]

A-1